Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	January 23, 2013

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and six months ended December 31, 2012, the second fiscal quarter of the Company’s fiscal year ending June 30, 2013.

Revenue for the quarter increased 2.7% to $148.1 million in the 2012 quarter from $144.2 million in the 2011 quarter.  Freight revenue, which excludes fuel surcharges, increased 1.5% to $116.8 million in the 2012 quarter from $115.1 million in the 2011 quarter. Net income increased 34.6% to $7.4 million in the 2012 quarter from $5.5 million for the same quarter last year. Earnings per diluted share increased to $0.32 in the 2012 quarter from $0.24 for the same quarter last year.

For the six months ended December 31, 2012, revenue increased 4.6% to $301.4 million in 2012 from $288.2 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 4.0% to $238.9 million in 2012 from $229.8 million for the same period last year. Net income increased 43.1% to $15.6 million in 2012 from $10.9 million for the same period last year.  Earnings per diluted share increased to $0.67 in 2012 from $0.48 for the period last year.

President and Chief Executive Officer Paul Will commented on the December 2012 quarter.  “Earnings per share was thirty two cents compared with twenty four cents in the December 2011 quarter.  Our average rate per loaded mile improved to $1.56, increasing approximately three cents per mile from the December 2011 quarter, or approximately two percent.  Cost controls and operating efficiencies continued to positively impact results.  Operating ratio improved to 89.2 in the December 2012 quarter from 91.5 in the December 2011 quarter."

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At December 31, 2012, we had $214.1 million of stockholders' equity, $8 million in cash and $237.9 million of total balance sheet borrowings.  We had only $29.3 million in bank borrowings outstanding on our $100 million bank line at December 31, 2012.”

As previously reported on December 6, 2012, Paul Will was named President and Chief Executive Officer and Steve Russell relinquished the role of Chief Executive Officer, but will continue to serve full time as the Company’s Chairman and a named executive officer.  In connection with Mr. Russell’s transition from the Chief Executive Officer position, the Compensation Committee of the Board of Directors voted to accelerate the vesting of Mr. Russell’s unvested equity grants.  The acceleration of the vesting resulted in a non-cash increase to salaries, wages and employee benefits expense of approximately $1.6 million, or four cents in earnings per share, in the December 2012 quarter.

Chairman Steve Russell said, “This management change marks the culmination of a successful succession planning effort over the past several years.  I want to recognize the efforts of not only Paul, but of Celadon’s entire employee base that through their hard work, dedication and focused drive has resulted in the improved financial results that have been achieved over the past couple of years.”

On January 22, 2013, our Board of Directors has approved a regular cash dividend to shareholders for the quarter ending March 31, 2013.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on April 16, 2013 to shareholders of record at the close of business on April 4, 2013.

Conference Call Information

An investor conference call is scheduled for Thursday, January 24, at 11:00 a.m. EST. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-200-6965 pin number 66010736 followed by the # key a few minutes prior to the start time. A replay will be available through February 24 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul and regional full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, less-than-truckload services, as well as supply chain management solutions, including warehousing and dedicated fleet services.  Celadon’s common stock is traded on the New York Stock Exchange under the symbol CGI.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUE:
Freight revenue	$116,794	$115,065	$238,910	$229,842
Fuel surcharge revenue	31,318	29,135	62,499	58,317
Total revenue	148,112	144,200	301,409	288,159

OPERATING EXPENSES:
Salaries, wages, and employee benefits	41,639	37,562	82,040	75,122
Fuel	36,422	37,063	73,875	75,530
Purchased transportation	28,638	27,302	56,975	54,435
Revenue equipment rentals	1,653	933	3,650	1,906
Operations and maintenance	7,713	10,177	15,779	19,979
Insurance and claims	3,988	3,676	7,489	6,719
Depreciation and amortization	9,534	12,413	22,208	23,944
Communications and utilities	1,349	998	2,641	1,903
Operating taxes and licenses	2,509	2,595	5,097	5,104
General and other operating	2,076	1,668	3,924	3,297
Total operating expenses	135,521	134,387	273,678	267,939

Operating income	12,591	9,813	27,731	20,220

Interest expense	1,172	1,524	2,663	2,906
Interest income	-	(44)	-	(52)
Other income	(316)	(211)	(279)	(498)
Income before income taxes	11,735	8,544	25,347	17,864
Income tax expense	4,355	3,089	9,706	6,951
Net income	$7,380	$5,455	$15,641	$10,913

Income per common share:
Diluted	$0.32	$0.24	$0.67	$0.48
Basic	$0.33	$0.25	$0.70	$0.49

Diluted weighted average shares outstanding	23,248	22,697	23,214	22,687
Basic weighted average shares outstanding	22,587	22,248	22,485	22,233

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2012	2011	2012	2011

Average revenue per loaded mile (*)	$1.564	$1.528	$1.560	$1.527
Average revenue per total mile (*)	$1.389	$1.363	$1.392	$1.363
Average revenue per tractor per week (*)	$2,826	$2,823	$2,861	$2,890
Average miles per seated tractor per week(**)	2,014	2,072	2,041	2,124
Average seated line-haul tractors(**)	2,698	2,633	2,717	2,581

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2012 and June 30, 2012
(Dollars and shares in thousands except par value amounts)
	(unaudited)
	December 31,	June 30,
ASSETS	2012	2012
Current assets:
Cash and cash equivalents	$8,094	$33,646
Trade receivables, net of allowance for doubtful accounts of $967 and $1,007 at December 31, 2012 and June 30, 2012, respectively	61,892	67,615
Prepaid expenses and other current assets	14,044	10,910
Tires in service	1,202	1,805
Assets held for sale	19,331	7,908
Income tax receivable	598	---
Deferred income taxes	4,403	4,160
Total current assets	109,564	126,044
Property and equipment	520,764	483,327
Less accumulated depreciation and amortization	104,003	112,871
Net property and equipment	416,761	370,456
Tires in service	1,483	2,487
Goodwill	16,702	16,702
Investment in joint venture	4,006	3,491
Other assets	2,647	1,531
Total assets	$551,163	$520,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,533	$7,734
Accrued salaries and benefits	11,173	13,854
Accrued insurance and claims	10,096	10,138
Accrued fuel expense	9,576	6,029
Other accrued expenses	18,632	17,911
Current maturities of capital lease obligations	27,469	45,135
Income taxes payable	---	1,483
Total current liabilities	81,479	102,284
Long-term debt	29,345	---
Capital lease obligations, net of current maturities	181,131	185,436
Deferred income taxes	45,077	38,210
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,805 and 23,984 shares at December 31, 2012 and June 30, 2012, respectively	785	791
Treasury stock at cost; 882 and 1,155 shares at December 31, 2012 and June 30, 2012, respectively	(6,082)	(7,966)
Additional paid-in capital	102,312	101,154
Retained earnings	120,511	105,765
Accumulated other comprehensive loss	(3,395)	(4,963)
Total stockholders' equity	214,131	194,781
Total liabilities and stockholders' equity	$551,163	$520,711

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